EXHIBIT 99.1


Warburg, Pincus Investors, L.P.
Indus International, Inc. (IINT)
July 31, 2003

1.   Name:    Warburg Pincus & Co. (General Partner of WPI)
     Address: 466 Lexington Avenue
              New York, New York  10017

2.   Name:    Warburg Pincus LLC (Manager of WPI)
     Address: 466 Lexington Avenue
              New York, New York  10017


Designated Filer:                   Warburg, Pincus Investors, L.P.
Issuer & Ticker Symbol:             Indus International, Inc. (IINT)
Date of Event Requiring Statement:  July 29, 2003

Note (1): Pursuant to a Purchase Agreement, dated as of February 12, 2003, by and among Indus International, Inc. (the "Company"), Warburg, Pincus Investors, L.P. ("WPI") and the other purchasers named therein (the "Financing Purchase Agreement"), WPI purchased 72,666 shares of the Company's common stock, $0.001 par value (the "Common Stock"), at a price of $1.50 per share and a Convertible Promissory Note of the Company, dated March 5, 2003, in the aggregate principal amount of $4,891,001.00 at face value (the "Note", and together with the 72,666 shares of Common Stock, the "Securities"), with the purchase price paid in cash on February 13, 2003 into an escrow account. On March 5, 2003, the Company satisfied all of its closing conditions required to be performed by it under the Financing Purchase Agreement and the purchase price was released to the Company from the escrow account (the "Closing"). On July 29, 2003, the Company's stockholders voted in favor of the proposed issuance of Common Stock issuable upon conversion of the Note. Consequently, the Note with a then outstanding balance of $4,948,889.01 ($4,891,001.00 in principal and $57,888.01 in accrued but unpaid interest) was automatically converted into 3,299,259 shares of Common Stock (3,260,667 shares in respect of the outstanding principal amount and 38,592 shares in respect of accrued but unpaid interest) based on a conversion price of $1.50 (the "Conversion Price"). The total amount of funds required to purchase the Securities at the Closing by WPI pursuant to the Financing Purchase Agreement was $5,000,000 and was furnished from the working capital of WPI.

          The sole general partner of WPI is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPI. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WPI, WP and WP LLC may be deemed to be the beneficial owners of the Securities.

Note (2): Pursuant to the Agreement and Plan of Merger and Reorganization between the Company, Indus Group and TSW dated as of June 5, 1997, and as amended on July 21, 1997, WPI's warrants to purchase an aggregate of 1,354,000 shares of TSW Common Stock were exchanged for warrants to purchase an aggregate of 3,702,877 shares of the Company's Common Stock. Due to the antidilution protection provisions in these warrants, after giving effect to the transactions consummated pursuant to by the Financing Purchase Agreement, WPI held warrants to purchase an aggregate of 357,469 shares of the Company's Common Stock at an exercise price of $2.38.

                      WARBURG PINCUS & CO.

                      By: /s/ Scott A. Arenare           July 31, 2003
                          ---------------------------    -------------
                          Name:  Scott A. Arenare        Date
                          Title: Partner

                      WARBURG PINCUS LLC

                      By: /s/ Scott A. Arenare           July 31, 2003
                          ---------------------------    -------------
                          Name:  Scott A. Arenare        Date
                          Title: Managing Director